Exhibit 99.1

Stryve Foods, Inc. Reports Fiscal 2022 First Quarter Results

Significantly Improved Operating Results and Lower Cash Burn on a Sequential Basis

Reaffirms FY 2022 Net Sales Guidance Range of $43 Million to $48 Million

Company Well-Positioned for Sustainable Growth

PLANO, Texas, May 12, 2022 — Stryve Foods, Inc. (“Stryve” or “the Company”) (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional consumer packaged goods (CPG) categories, and a leader in the air-dried meat snack industry in the United States, today reports financial and operating results for the fiscal quarter ended March 31, 2022.

Joe Oblas, Chief Executive Officer and Co-Founder, commented, “We’re excited to share our first quarter results with you. Not only have we grown net sales and materially reduced our losses from last quarter, we’ve also made tremendous progress at the retail level. During the first quarter of 2022, sales and product velocities continued to be strong. Stryve brand velocity in the recent MULO channel (multi-outlet and convenience channel) was up 103.2% for the 12 weeks ended March 20, 2022, versus the year ago period. In addition, the Vacadillos brand velocity in the Convenience channel was up 191.1% in the 12 weeks ended March 20, 2022, versus the year ago period. We believe our retail strategy is working, and we’re thrilled with our prospects for the future.”

Financial Highlights for First Quarter 2022 versus Prior Year Period

●	Net sales of $7.4 million, increased 8.6% from $6.8 million versus the year ago quarter. Wholesale sales of $4.9 million, grew 85% compared to the prior year period of $2.7 million, Private label sales of $1.0 million decreased 15%, compared to the prior year period of $1.2 million, and e-Commerce sales of $1.4 million decreased 51% compared to the prior year period of $2.9 million.

●	Gross margin of $1.1 million, or 15.1% of net sales, compared to gross margin of $2.7 million or 39.2% of net sales in the 2021 first quarter. Significant margin declines were primarily due to increased direct labor and commodity input costs in beef and packaging, and somewhat based on mix shift changes.

●	Total operating expenses of $8.3 million decreased by 11%, compared to total operating expenses of $9.3 million in the 2021 first quarter, primarily due to lower digital media advertising, partially offset by increased administrative and public company costs.

●	Operating loss of $7.2 million, compared to operating loss of $6.6 million in the 2021 first quarter.

●	Net loss of $7.3 million, or $0.25 per basic/diluted share, compared to a net loss of $5.8 million, or $0.57 per basic/diluted share, in the 2021 first quarter.

●	Adjusted EBITDA loss[1] of $6.3 million, compared to a $5.9 million Adjusted EBITDA loss in the prior year quarter.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled to GAAP below.

Alex Hawkins, Chief Financial Officer, said “We believe our first quarter results are strong in light of the current macroeconomic environment. We feel that our results are a testament to our business model and operating plan. We ended the quarter showing balance sheet strength, with $28 million of positive net working capital, including approximately $13 million of cash, and virtually no debt. And, while the year-over-year comparisons convey a vastly improved financial position, it’s really exciting to see the $4.6 million improvement in net loss we have achieved since the fourth quarter of last year. We have made great strides in our path to profitability that we will look to build upon this year. We feel good about our progress and our previously shared net sales guidance range for 2022.”

Financial Highlights for First Quarter 2022 versus the Prior Quarter

●	Net sales of $7.4 million, increased 8.6% from $6.8 million in the 2021 fourth quarter. Wholesale sales of $4.9 million, grew by 33% from the prior year fourth quarter, Private label sales of $1.0 million increased 25% over fourth quarter, and e-Commerce sales declined by 37% to $1.5 million, as expected due to the reduced marketing spend from the iOS changes last quarter.

●	Gross margin of $1.1 million, or 15.1% of net sales, improved 410 basis points, compared to gross margin of $0.8 million or 11.0% of net sales in the 2021 fourth quarter.

●	Total operating expenses of $8.3 million, decreased by 33%, compared to total operating expenses of $12.3 million in the 2021 fourth quarter.

●	Operating loss of $7.2 million, improved by 38%, compared to operating loss of $11.5 million in the 2021 fourth quarter.

●	Net loss of $7.3 million, or $0.25 per basic/diluted share, improved from net loss of $11.9 million, or $0.58 per basic/diluted share, in the 2021 fourth quarter.

●	Adjusted EBITDA loss[1] of $6.3 million, improved by 40%, versus $10.6 million of Adjusted EBITDA loss in the 2021 fourth quarter.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled to GAAP below.

Conference Call

The Company will conduct a conference call today at 4:30 p.m. Eastern Time to discuss financial and operating results for the quarter ended March 31, 2022. To access the call live by phone, dial (800) 785-6502 and ask for the Stryve Foods call at least 10 minutes prior to the start time. A telephonic replay will be available through May 19, 2022, by calling (844) 512-2921 and using passcode ID: 22018551#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at https://ir.stryve.com/news-events.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods. Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar*, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its ecommerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

* All Stryve Biltong and Vacadillos products contain zero grams of added sugar, with the exception of the Chipotle Honey flavor of Vacadillos, which contains one gram of sugar per serving.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to recognize the anticipated benefits of the Business Combination or meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook and (vii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Phillip Kupper
smartin@threepa.com or pkupper@threepa.com
214-616-2207

-Financial Statements Follow-

Stryve Foods, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months		For the Three Months Ended
	Ended March 31,		December 31,
	2022	2021	2021
(in thousands)	(unaudited)	(unaudited)	(unaudited)

SALES, net	$7,421	$6,835	$6,834

COST OF GOODS SOLD (exclusive of depreciation shown separately below)	6,297	4,157	6,079

GROSS MARGIN	$1,124	$2,678	$755

OPERATING EXPENSES
Selling expenses	$4,026	$6,453	$8,252
Operations expense	1,231	1,060	1,258
Salaries and wages	2,586	1,402	2,299
Depreciation and amortization expense	444	395	428
Loss on disposal of fixed assets	-	1	33
Total operating expenses	8,287	9,311	12,270

OPERATING LOSS	(7,163)	(6,633)	(11,515)

OTHER (EXPENSES) INCOME
Interest expense	(188)	(810)	(313)
PPP loan forgiveness	-	1,670	-
Change in fair value of Private Warrants	45	-	40
Other income (expense)	-	12	(139)
Total other (expense) expense	(143)	872	(412)

NET LOSS BEFORE INCOME TAXES	$(7,306)	$(5,761)	$(11,927)

Income taxes	8	-	30

NET LOSS	$(7,314)	$(5,761)	$(11,957)

Loss per common share:
Basic and diluted	$(0.25)	$(0.57)	$(0.58)

Weighted average shares outstanding:
Basic and diluted	29,758,343	10,144,461	20,585,732

Stryve Foods, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2022	2021
(in thousands)	(Unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$12,626	$2,217
Accounts receivable, net	3,603	2,900
Inventory, net	13,247	7,216
Prepaid media spend	450	450
Prepaid expenses and other current assets	2,187	2,256
Total current assets	32,113	15,039

Property and equipment, net	7,135	6,826
Right of use asset, net	719	767
Goodwill	8,450	8,450
Intangible asset, net	4,543	4,604
Prepaid media spend, net of current portion	1,085	1,085
Other assets	-	4
TOTAL ASSETS	$54,045	$36,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,763	$3,098
Accrued expenses	1,089	1,635
Current portion of lease liability	152	168
Line of credit	-	3,500
Current portion of long-term debt	140	3,447
Total current liabilities	4,144	11,848

Long-term debt, net of current portion	84	120
Lease liability, net of current portion	567	599
Financing obligation - related party operating lease	7,500	7,500
Deferred tax liability, net	67	67
Deferred stock compensation liability	362	71
Warrant Liability	83	128
TOTAL LIABILITIES	$12,807	$20,333

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Class A common stock - $0.0001 par value, 400,000,000 shares authorized, 12,682,746 and 8,633,755 shares issued and outstanding, respectively	1	1
Class V common stock - $0.0001 par value, 200,000,000 shares authorized, 11,502,355 shares issued and outstanding	1	1
Additional paid-in-capital	132,661	100,551
Accumulated deficit	(91,425)	(84,111)
TOTAL STOCKHOLDERS’ EQUITY	$41,238	$16,442

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,045	$36,775

Stryve Foods, Inc.

 Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2022	2021
(in thousands)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,314)	$(5,761)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	384	333
Loss on disposal of fixed assets	-	1
Amortization of intangible assets	61	62
Amortization of debt issuance costs	-	5
Net change in right-of-use assets and liabilities	1	-
Interest income on members loan receivable	-	(12)
Bad debt expense	55	86
Forgiveness on paycheck protection program loan	-	(1,670)
Stock based compensation expense	328	-
Change in fair value of Private Warrants	(45)	-
Changes in operating assets and liabilities:
Accounts receivable	(758)	(1,370)
Inventory	(6,031)	(873)
Vendor deposits	4	-
Prepaid expenses and other current assets	69	(650)
Accounts payable	(335)	823
Accrued liabilities	(546)	726
Net cash used in operating activities	$(14,127)	$(8,300)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of equipment	(693)	(193)
Cash received for sale of equipment	-	67
Net cash used in investing activities	$(693)	$(126)

CASH FLOWS FROM FINANCING ACTIVITIES
PIPE capital raise	32,311	-
Exercise of Prefunded Warrants	-	-
Post closing adjustment of BCA	(238)	-
Repurchase of member shares	-	(100)
Repayments on long-term debt	(4,843)	(528)
Borrowings on related party debt	-	1,794
Repayments on related party debt	-	(3,001)
Borrowings on short-term debt	-	11,601
Repayments on short-term debt	(2,000)	-
Debt issuance costs	-	(50)
Net cash provided by financing activities	$25,230	$9,716

Net change in cash and cash equivalents	10,410	1,290
Cash and cash equivalents at beginning of period	2,217	592
Cash and cash equivalents at end of period	$12,627	$1,882

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$222	$347

Reconciliation of GAAP to Non-GAAP Information

Stryve uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Stryve’s management team uses EBITDA and Adjusted EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA and Adjusted EBITDA. Stryve believes this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. A reconciliation between EBITDA and net income (loss) is below:

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
(in thousands)	(unaudited)	(unaudited)	(unaudited)

Net loss	$(7,314)	$(5,761)	$(11,957)
Interest expense	188	810	313
Income tax expense	8	-	30
Depreciation and amortization	444	395	428
EBITDA	$(6,674)	$(4,556)	$(11,186)
Additional Adjustments:
PPP loan forgiveness	-	(1,670)	-
Business combination expenses	-	884	-
Stock based compensation expense	328	-	550
Comparability adjustment - Public vs. Private	-	(522)	-
Adjusted EBITDA	$(6,346)	$(5,864)	$(10,636)

* The Company was private during the 2021 first quarter and normalizing adjustments were included as Comparability Adjustment – Public vs. Private.